Record quarter for Euronext’ revenues: €310.1m, up 15.6% YOY

Amsterdam, 15 May 2007. The first quarter of 2007 has been the best one ever with strong level of activity both on cash and on derivatives markets. These positive market conditions have allowed all business lines to register an increase in their revenues. As a result, revenues for the first quarter of 2007 reached a record level of €310.1m, a progress of 15.6% compared to the €268.1m achieved in Q1, 2006.

Unaudited - IFRS	1st Quarter		Change
In thousands of euros	2007	2006
Listing fees	12,242	8,877	37,9%
Cash trading	89,920	73,065	23,1%
Derivatives trading	115,274	97,770	17,9%
MTS revenue	6,134	5,984	2,5%
Settlement and custody	3,940	3,537	11,4%
Information services	32,810	26,176	25,3%
Sales of developed software	44,720	44,602	0,3%
Other Revenues	5,040	8,113	-37,9%
Total revenues	310,079	268,124	15,6%

BUSINESS ANALYSIS

Listing fees: Primary activity has been strong over the first quarter, with 25 new listings compared to 20 during the same quarter in 2006. The success of Alternext is confirmed with 86 companies listed including 11 new listings over the quarter. As a result, quarterly revenues amounted to €12.2m, representing an increase of 37.9% compared to the same quarter a year ago.

Cash trading: The first quarter of 2007 has been the best one ever on Euronext cash markets, with nearly 74 million cash transactions completed. Compared with the 57.7 million transactions recorded during the same quarter in 2006, this represents an increase of 28.1%.

Thanks to this high level of activity, revenues from cash trading amounted to €89.9m in Q1, 2007 (+23.1% compared to the €73.1m booked in the same quarter last year).

Derivatives trading: Euronext.liffe traded a record quarter across all the product lines of derivatives products: equity products including B-Clear products (+18% YOY), interest rates products (+23% YOY) and commodity products (+17% YOY).

B-Clear, the Exchange’s wholesale administration and clearing service, confirms its strong success: more than 21 million contracts have been dealt over the first 3 months of the year.

Revenues from derivatives trading stood at €115.3m, +17.9% compared to the level of Q1, 2006 (€97.8m).

MTS fixed-income: Revenues realised in Q1, 2007 were €6.1m, an increase of 2.5% compared to Q1, 2006, benefiting from record volumes for the Repo and BondVision markets. Settlement and custody: This activity has been healthy this quarter, registering a progress in its revenues of 11.4%, to €3.9m, thanks to the rise of share market prices and combined with an increase in volumes.

Information services: This activity benefited from the growth in the number of terminals, and from the contribution of Hugin from the 1st of January 2007 (€2.9m) and CompanyNews from March 2006 (€1m in Q1, 2007).

As a result, quarterly revenues progressed by more than 25%, passing from €26.2m in Q1, 2006 to €32.8m this quarter.

Sales of software: GL Trade realised stable revenues compared to last year, amounting to €44.7m as a combination of the sale of Fermat on 1 January 2007 and the integration of OBMS (acquired in September 2006) and Emos (acquired in July 2006).

Other Revenues: These revenues amounted to €5.0m this quarter. The decrease of €3.1m compared to Q1, 2006 was due to termination of the service agreement on space rental with AEMS in London.

Diary:	First quarter 2007 results: Press release May 22nd, 2007

For further information:	www.euronext.com
euronext-investor-relations@euronext.com

Investor relations & financial communication:
+33 1 49 27 58 60

About NYSE Euronext

NYSE Euronext, a holding company created by the combination of NYSE Group, Inc. and Euronext N.V., commenced trading on April 4, 2007. NYSE Euronext (NYSE Euronext: NYX) operates the world’s largest and most liquid exchange group and offers the most diverse array of financial products and services. NYSE Euronext, which brings together six cash equities exchanges in five countries and six derivatives exchanges in six countries, is a world leader for listings, trading in cash equities, equity and interest rate derivatives, bonds and the distribution of market data. Representing a combined €21.7/$29.6 trillion total market capitalization of listed companies and average daily trading value of approximately €85/$115 billion (as of April 30, 2007), NYSE Euronext seeks to provide the highest standards of market quality and integrity, innovative products and services to investors, issuers, and all users of its markets.

About Euronext N.V.

Euronext N.V., a subsidiary of NYSE Euronext, has successfully integrated local markets across Europe to provide users with a unified market that is broad, liquid and cost effective. Euronext is the largest central order book cash market in Europe and the second largest derivatives exchange in the world, by value of business traded.

Following the initial three-way merger of the local exchanges of Amsterdam, Brussels and Paris, Euronext acquired the London-based derivatives market LIFFE and merged with the Portuguese exchange in 2002. Euronext’s unique business model incorporates the individual strengths and assets of each local market and has been implemented on all of Euronext’s markets, covers technological integration, the harmonisation of market rules and the regulatory framework. The implementation of Euronext’s horizontal model designed to generate synergies has proved that the most successful way to merge European exchanges is to apply global vision at a local level. Euronext’s IT integration was completed in 2004, when a four-year migration plan resulted in harmonised IT platforms for cash trading (NSC®) and derivatives (LIFFE CONNECT®). As a result, every market participant now has a single point of access to trading. Euronext’s IT structure was rationalized in 2005 with the creation of Atos Euronext Market Solutions (AEMS), an IT services-related vehicle between Euronext and Atos Origin which is now a leading global provider of technology services to Euronext and other global capital markets.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning NYSE Euronext’s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on NYSE Euronext’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause NYSE Euronext’s results to differ materially from current expectations include, but are not limited to: NYSE Euronext’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk and U.S. and global competition, and other factors detailed in NYSE Euronext Registration Statement (document de base) filed with the French Autorité des Marchés Financiers (Registered on November 30, 2006 under No. 06-0184), 2006 Annual Report on Form 10-K, as amended, and other periodic reports filed with the U.S. Securities and Exchange Commission or the French Autorité des Marchés Financiers. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NYSE Euronext that the projections will prove to be correct. This press release speaks only as of this date. NYSE Euronext disclaims any duty to update the information herein.